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                                                                     EXHIBIT 4.2


                           CERTIFICATE OF ADJUSTMENT
                                       OF
                  TENNECO AUTOMOTIVE INC. (F/K/A TENNECO INC.)


To:  First Chicago Trust Company of New York
     P.O. Box 2500
     Jersey City, New Jersey 07303-2500
     Attention: Chairman and Chief Executive Officer

     Each Transfer Agent for the Common
      Stock of Tenneco Automotive Inc. (f/k/a Tenneco Inc.)

     TENNECO AUTOMOTIVE INC. (F/K/A TENNECO INC.), a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify as follows:

          1. The Company is a party to the Rights Agreement (the "Agreement"), dated as of September 9, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

          2. Effective as of 7:58 a.m., eastern standard time, on November 5, 1999, the Company effected a 1 for 5 reverse stock split, whereby each five issued shares of Common Stock of the Company (the "Common Stock") as of 7:58 a.m., eastern standard time, on November 5, 1999 were reclassified into one share of Common Stock, with fractional shares settled in cash (the "Reclassification").

          3. Section 11(n) of the Agreement provides that in the event of any subdivision of shares of Common Stock into a greater or lesser number of shares, then, in each such case, the number of Rights (as defined in the "Agreement") associated with each share of Common Stock then outstanding, or issued or delivered thereafter, shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event.

     4. Whenever an adjustment is made as provided in Section 11 of the Agreement, the Company must, pursuant to Section 12 of the Agreement, (a) prepare a certificate setting forth the adjustment and a brief summary of the facts accounting therefor and (b) file a copy of such certificate with the Rights Agent and each transfer agent for the Common Stock.

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     5.   Pursuant to Section 12 of the Agreement, notification is hereby given that the number of Rights associated with each share of Common Stock has been adjusted from one (1) Right to five (5) Rights.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Adjustment this ___ day of December, 1999.


                                   TENNECO AUTOMOTIVE INC. (f/k/a Tenneco Inc.)



                                   By: /s/ Timothy R. Donovan
                                       -----------------------------------------
                                   Name: Timothy R. Donovan
                                   Office: SVP and General Counsel